Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $.12 CASH DIVIDEND AND 3-FOR-2 STOCK SPLIT

Newport Beach, CA – March 16, 2004 – American Vanguard Corp. (AMEX:AVD) today announced that its Board of Directors has declared a cash dividend of $.12 per share and a three-for-two stock split. The cash dividend and newly issued shares will be distributed on April 16, 2004 to shareholders of record as of March 26, 2004. The cash dividend will be paid on the number of shares outstanding prior to the stock split. Shareholders entitled to fractional shares resulting from the stock dividend will receive cash in lieu of such fractional share based on the closing price of the Company’s stock on March 26, 2004.

Eric Wintemute, President and CEO of American Vanguard, stated, “The cash dividend continues our track record of sharing the Company’s growing profits with its shareholders, and demonstrates the Board’s confidence in American Vanguard’s prospects for future growth. The stock dividend is also intended to benefit shareholders – by increasing the public float, thus improving liquidity and further enhancing the potential for broad ownership of the Company’s stock.”

Five-year Historical Cash Dividends

Distribution Date	Cash Dividend (as adjusted (1))
10/01/03	$.050
04/11/03	$.087
10/18/02	$.033
04/12/02	$.070
10/19/01	$.030
04/13/01	$.050
10/20/00	$.023
04/14/00	$.054
04/19/99	$.025

(1)	As adjusted for previous stock dividends and splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#94), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#35) and Forbes’ Hot Shots: 200 Up and Coming Companies (#23). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

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American Vanguard Corporation News Release	Page 2
March 16, 2004

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

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